March 2, 2017
Leonard Bell, M.D.
By Hand and by Email
Dear Dr. Bell:
Effective as of the date hereof, this letter (the "Amendment") amends the letter agreement between you and Alexion Pharmaceuticals, Inc. (the "Company"), dated April 1, 2015, setting forth the treatment of certain outstanding equity awards granted to you by the Company (the "Letter Agreement"). All capitalized terms used in this Amendment shall have the meanings ascribed to them in the Letter Agreement unless otherwise expressly provided herein.
In consideration of your service on the Company’s Board of Directors and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and the Company agree to amend the Letter Agreement as follows:
1.    Amendment to Section 2(a) of the Letter Agreement. Section 2(a) of the Letter Agreement is hereby amended as follows:
A.    The first sentence is hereby amended by substituting the phrase "March 2, 2017" for the phrase "March 31, 2015".
B.    The second sentence is hereby amended by substituting the phrase "March 2, 2017" for the phrase "after the date hereof" immediately prior to the period.
2.    Amendment to Section 2(c) of the Letter Agreement. Section 2(c) of the Letter Agreement is hereby amended in its entirety to read as follows:
"Notwithstanding the foregoing or the provisions of the Equity Plan or any applicable Equity Award agreement to the contrary, if (i) your service on the Board is terminated due to your death, or your service on the Board involuntarily terminates without Cause (as defined below) (e.g., the Board does not nominate you for reelection under circumstances where you are otherwise willing to continue to serve on the Board), (ii) your term of service on Board terminates because you do not stand for reelection as a Director at the Company’s 2017 annual meeting of stockholders, or (iii) a Change in Control occurs, any then outstanding and unvested Restricted Units and Performance Units that are then "Earned Units" (as determined in accordance with the terms of the applicable Performance Unit award and Section 2(d) of this Agreement) will vest in full and any then outstanding and unvested Stock Options will vest in full and become exercisable and each Stock Option will remain exercisable until the expiration of its original term. Upon any other termination of your service on the Board, any then outstanding and unvested Equity Awards will terminate."

3.    Effect of Amendment; Miscellaneous. Except as expressly amended herein, the Letter Agreement will continue in full force and effect in accordance with its terms. The Letter Agreement, as amended by the Amendment, embodies the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior communications, agreements and understandings, whether written or oral, with respect to the same. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. This Amendment is a Delaware contract and will be will be construed and enforced under and be governed in all respects by the laws of the State of Delaware, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction.
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This Amendment has been executed by the Company, by its duly authorized representative, and by Dr. Bell as of the date first written above.

ALEXION PHARMACEUTICALS, INC.

By:     /s/ Michael V. Greco

Title:     SVP of Law and Corporate Secretary

LEONARD BELL, M.D.

/s/ Leonard Bell
Signature

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